Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made effective as of January 1, 2009 (the “Effective Date”) by and between Global Aero Logistics Inc., a Delaware corporation (the “Company”), and Charles P. McDonald (“Executive”).

WHEREAS, Executive and Company desire to amend and restate the employment agreement entered into by and between the parties effective as of February 6, 2008, as thereafter amended on April 9, 2008 (the employment agreement as amended, collectively the “Prior Agreement”) which sets forth the terms and conditions for Executive’s continued employment with the Company primarily for the purpose of conforming the provisions of the Prior Agreement to the requirements of Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder;

NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Agreement to Employ and Acceptance.  The Company hereby employs Executive, and Executive hereby accepts employment with the Company, in each case, on the terms and subject to the conditions set forth herein.

2.             Defined Terms.  In addition to terms defined elsewhere herein, please see Attachment A.

3.             Term of Employment.  The term of this Agreement begins on the Effective Date and continues until terminated by either party (the “Term”).  The Company and Executive acknowledge and agree that Executive’s employment is on an at-will basis, and, accordingly, either the Company or Executive may terminate the employment relationship at any time for any reason, or no reason, with or without cause.

If Executive elects to resign from Executive’s employment under this Agreement (whether for Cause, for Good Reason or Without Cause or Good Reason), Executive agrees to provide the Company before and following the effective date of such resignation (and with no additional compensation or benefits beyond that provided for in this Agreement) with such assistance as the Company reasonably may request so as to accomplish an effective and orderly transition of Executive’s employment responsibilities, work files and documents and open projects and assignments to a replacement employee for Executive.

4.             Position and Responsibilities.  During the Term, Executive will serve as President and in such additional executive positions as the Company may designate from time to time during the Term.  Executive agrees to perform all of the duties and responsibilities associated with such position(s) as well as all other duties and responsibilities that may be assigned to Executive from time to time by the Chief Executive Officer.

Executive will devote his or her full working time, attention, energies and skills exclusively to the business and affairs of the Company; will exercise the highest degree of loyalty and the highest standards of conduct in the performance of Executive’s duties; will not, except as noted herein, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company; and will not take any action that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Company or that is detrimental to the business of the Company.

Nothing contained herein shall preclude Executive from (a) investing Executive’s personal assets in such form or manner as will not require Executive’s services in any capacity in the operations and affairs of the businesses in which such investments are made, or (b) participating in charitable or other not-for-profit activities as long as such activities do not interfere with Executive’s work for the Company.

5.             Compensation and Benefits.  During the Term, the Executive shall be entitled to the following compensation and benefits:

5.1           Annual Base Salary.  The Company shall pay Executive a base salary at the annual rate of no less than FOUR HUNDRED THOUSAND Dollars and 00/100 ($400,000) (the “Base Salary”) unless and until Executive and the Company agree to a different amount, in which event the new agreed amount shall be the Base Salary from the effective date of that agreed adjustment.  The Base Salary will be reviewed annually to determine any appropriate upward adjustments at the discretion of the Board of Directors.

5.2           Incentive Compensation.  Executive will be given the opportunity to earn an annual incentive bonus calculated on 75% of his or her Base Salary in accordance with the annual incentive plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Bonus”).  For the sake of clarity, the Executive’s Annual Bonus may be less or more than the percentage stated in the preceding sentence depending upon the financial targets actually achieved by the Company in any given year.

5.3           Eligibility for Equity Awards.  Executive shall be entitled to participate in any stock option, restricted stock, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to executive officers of the Company.  Nothing herein shall affect any stock option, restricted stock, performance share, performance unit or other equity previously awarded to the Executive.

5.4           Employee Benefits.  Executive will be eligible to participate in each health and welfare benefit plan sponsored or maintained by the Company and made available generally to its executive officers, subject to the eligibility requirements and other terms and conditions of the benefit programs and plans.  Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any employee health and welfare benefit plan or program, so long as such changes are similarly applicable to other similarly situated executive officers.

5.5           Paid Time Off.  Executive shall be entitled to no less than twenty (20) days of vacation and no less than seven (7) days of sick leave per year (vacation and sick leave collectively the Executive’s annual “PTO”) otherwise in accordance with Company policy as the same is in effect from time to time.

5.6           Perquisites.  Executive shall be entitled to receive such perquisites as are generally provided to other executive officers of the Company in accordance with the then current policies and practices of the Company.

5.7           Travel Benefits.  Executive shall be entitled to positive space passes on Company airlines and, to the extent available, any carrier with whom the Company has a reciprocal pass arrangement in place at the time.  Such pass privileges shall include the Executive’s spouse and eligible children to the extent consistent with the Company’s travel benefits program as the same is in effect from time to time.

5.8           Reimbursement of Expenses; In-Kind Benefits.  All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Section 5 must be provided by the Company during the Term of this Agreement or, where applicable, during the eligible person’s lifetime. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

5.9           Changes to Compensation Structure. The Board of Directors, or any appropriate committee thereof, may initiate changes to the compensation structure that may impact Executive’s compensation.  As long as such changes are applicable broadly and equitably to all Executive officers, such changes shall not constitute Good Reason for purposes of Section 6.3 or otherwise constitute a breach of this Agreement.

6.             Termination of Employment.

6.1           Grounds for Termination.  Executive’s employment may be terminated (a) by the Company for Cause, Without Cause, or due to Executive’s Disability or death or (b) by Executive with or without Good Reason.  In the event that Executive’s employment with the Company is terminated by either party for any reason, no termination benefits or other payments shall be payable to or in respect of Executive pursuant to this Agreement, except as specifically provided in this Section 6.

6.2           Notice of Termination.  Prior to any termination by the Company or Executive for any reason (other than due to Executive’s death), a Notice of Termination shall be delivered by the Company or Executive, as the case may be, to the other party to this Agreement.

6.3           Payments Upon Termination Without Cause or for Good Reason.  If Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason, the obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except:

(a)                                  Executive shall be paid severance compensation in a lump sum equal to twelve (12) months (or twenty four (24) months for Termination Without

Cause within ninety (90) days following a Change in Control), of: (i) Base Salary and (ii) the target Annual Bonus in effect at the time of termination.  Any portion of the Annual Bonus that is earned and already paid in the calendar year of Executive’s termination, will be deducted from this severance compensation.  The severance compensation will be paid to Executive in a lump sum within thirty (30) days following the Executive’s Separation from Service on or after the Executive’s Date of Termination;

(b)                                 Executive shall be reimbursed for the cost of obtaining COBRA health continuation coverage under the Company’s group health plan for the lesser of (i) eighteen (18) months of such coverage, (ii) until the Executive obtains comparable health coverage for himself or herself and his or her eligible dependents, or (iii) the period of coverage to which the Executive is entitled under Section 4980B(f)(2)(B) of the Internal Revenue Code;

(c)                                  Executive shall also be provided the sum of: (i) Executive’s full Base Salary through the Date of Termination, to the extent not previously paid; (ii) payment for his or her unused PTO as of the Date of Termination; and (iii) any benefits accrued and payable to Executive under any applicable employee benefit plan of the Company or its Affiliates in which Executive was a participant during the Term, including the travel benefits pursuant to Section 5.7, subject in each such case to the applicable terms and conditions of such plans as in effect from time to time (such amounts under clauses (i), (ii), and (iii) of this Section 6.3(c), collectively, the “Accrued Obligations”);

(d)                                 All outstanding stock options, whether or not then exercisable, shall become fully vested and exercisable and the restrictions on any outstanding restricted stock shall lapse with the condition that all such options will expire at the earlier of (i) the first anniversary of the Date of Termination or (ii) the maximum option term as set forth by the applicable option award;

(e)                                  Executive shall be entitled to lifetime positive space passes on the Company’s airlines and, to the extent available, any carrier with whom the Company has a reciprocal pass arrangement in place at the time.  Such pass privileges shall include the Executive’s spouse and eligible children to the extent consistent with the Company’s travel benefits program as the same is in effect from time to time; and

(f)                                    To the extent that the severance compensation provided for in this Section 6.3 constitute payments of “deferred compensation” to a “specified employee” within the meaning of Internal Revenue Code Section 409A9(a)(2)(B)9(i), any such payments due during the first six months following the Executive’s Date of Termination will be delayed and will be paid to Executive on the first day of the seventh month following Executive’s Date of Termination and the travel benefits shall not be provided until the first day of the seventh month following Executive’s Date of Termination.  Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

6.4           Termination Due to Death.  If Executive dies during the Term, this Agreement shall terminate on the date of the Executive’s death.  Upon the death of Executive, the obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except:

(a)                                  Executive’s estate shall be paid the Accrued Obligations plus the continuation of Base Salary payments for an additional three (3) months immediately following the date of the Executive’s death;

(b)                                 for an additional three (3) month following the date of Executive’s death, the Company shall reimburse Executive’s spouse and participating dependants for the cost of obtaining COBRA medical and dental continuation coverage under the Company’s group health plan;

(c)                                  for an additional twelve (12) months immediately following the Executive’s death, Executive’s spouse and eligible dependents shall continue to be provided the travel benefits pursuant to Section 5.7;

(d)                                 All outstanding stock options, whether or not then exercisable, shall become fully vested and exercisable and the restrictions on any outstanding restricted stock shall lapse with the condition that all such options will expire at the earlier of (i) the first anniversary of the Date of Termination or (ii) the maximum option term as set forth by the applicable option award; and

(e)                                  Other than the foregoing, the Company shall have no further obligations to Executive (or Executive’s estate, heirs, executors, administrators and personal representatives) under this Agreement.

6.5           Termination Due to Disability.  If Executive suffers a Disability, the Company shall have the right to terminate this Agreement and Executive’s employment with the Company following expiration of the notice period set forth in the Notice of Termination.  Upon the termination of this Agreement because of Disability, the obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except:

(a)                                  All outstanding stock options, whether or not then exercisable, shall become fully vested and exercisable and the restrictions on any outstanding restricted stock shall lapse with the condition that all such options will expire at the earlier of (i) the first anniversary of the Date of Termination or (ii) the maximum option term as set forth by the applicable option award;

(b)                                 In addition, Executive shall be entitled to obtain payment from the insurer(s) of such payments as Executive may be entitled to receive under any long-term disability insurance policy or policies maintained by the Company with third party insurers and under which Executive is insured; and

(c)                                  Executive shall be entitled to lifetime positive space passes on the Company’s airlines and, to the extent available, any carrier with whom the Company has a reciprocal pass arrangement in place at the time.  Such pass privileges shall include the Executive’s spouse and eligible children to the extent consistent with the Company’s travel benefits program as the same is in effect from time to time.

6.6           Termination For Cause.  At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company for “Cause” as provided in this Section 6.6.  Upon termination of Executive’s employment by the Company for Cause, the obligation to pay or provide Executive compensation and benefits (including travel benefits under Section 5.7) under this Agreement shall terminate, except:

(a)                                  Executive shall be paid the Accrued Obligations;

(b)                                 Executive shall forfeit the Annual Bonus earned in the year in which the Termination for Cause occurred;

(c)                                  all outstanding stock options which are not exercisable shall be forfeited; and

(d)                                 all restricted stock as to which restrictions have not lapsed shall be forfeited.

6.7           Termination by Executive Without Good Reason.  Upon termination of Executive’s employment by Executive without Good Reason, all obligations to pay or provide Executive compensation and benefits under this Agreement shall terminate, except Executive shall be paid the Accrued Obligations.

7.             Severance Release.  Executive acknowledges and agrees that as a condition to receiving any of the severance compensation pursuant to Section 6.3 of this Agreement (such severance compensation being collectively referred to as the “Severance Compensation”), Executive shall execute and deliver to Company a Release Agreement in form and substance reasonably satisfactory to the Company pursuant to all of which subsidiaries and Executive releases and waives any and all claims against the Company and all of their subsidiaries and Affiliates and its and their shareholders, directors, officers and employees arising out of this Agreement, Executive’s employment with the Company, Executive’s work for the Company or any of its Affiliates and/or the termination of Executive’s employment with the Company; provided, however, that such Release Agreement shall not affect or relinquish:

(a)                                  any vested rights Executive may have under any insurance or other employee benefits plans sponsored by the Company;

(b)                                 any claims for salary or other compensation earned by Executive prior to the employment termination date;

(c)                                  any claims for reimbursement of business expenses incurred prior to the employment termination date;

(d)                                 any rights to Severance Compensation; or

(e)                                  Executive’s rights to indemnification pursuant to Section II of this Agreement or by law.

In the event Executive dies during the period Executive is receiving any cash Severance Compensation, the Company’s obligation to pay such Severance Compensation shall not terminate, and the unpaid portion of such Severance Compensation shall be paid in a lump sum to Executive’s estate within thirty (30) days following the death of the Executive.

8.             Resignation as Officer and/or Director Upon Employment Termination.  In the event Executive’s employment with the Company terminates for any reason (including, without limitation, pursuant to Sections 6.3 through 6.7 herein), Executive agrees and covenants that Executive will immediately resign any and all positions, including, without limitation, as an officer and/or member of the Board of Directors or any other governing boards, Executive may hold with the Company or any of its Affiliates.

9.             No Duplication.  Executive acknowledges that, unless otherwise provided for in any policy or plan governing severance benefits for employees of the Company, including Executive, Executive shall be entitled only to the Severance Compensation as a severance benefit related to Executive’s employment under this Agreement.

10.           Non-Disclosure.  Executive acknowledges that during the course of Executive’s employment with the Company Executive will be creating, making use of, acquiring, and/or adding to confidential information relating to the business and affairs of the Company (and its Affiliates), which information will include, without limitation, procedures, methods, manuals, lists of customers, suppliers and other contacts, sales and other reports, marketing plans, business plans, financial data, and personnel information.  Executive covenants and agrees that Executive shall not, at any time during Executive’s employment with the Company or thereafter at any time, directly or indirectly, use, divulge or disclose for any purpose whatsoever the Company (or its Affiliates) confidential information or trade secrets, except in the course of Executive’s work for and on behalf of the Company (or its Affiliates).  During Executive’s employment by the Company, any inventions, new devices, or procedures, as well as any patent, copyright or trademark applications filed, or patents, copyrights or trademarks obtained, as a result of Executive’s efforts on behalf of the Company (or any of its Affiliates) shall belong and inure to the exclusive benefit of the Company.  Upon the termination of Executive’s employment with the Company, or at the Company’s request, Executive shall immediately deliver to the Company any and all records, documents, or electronic data (in whatever form or media), and all copies thereof, in Executive’s possession or under Executive’s control, whether prepared by Executive or others, containing confidential information or trade secrets relating to the Company (or its Affiliates).  Executive acknowledges and agrees that Executive’s obligations under this Section 10 shall survive the expiration or termination of this Agreement and the cessation of Executive’s employment with Company for whatever reason.

11.           Restrictive Covenants.  Executive acknowledges that in connection with Executive’s employment with the Company, Executive will provide executive-level services that are of a unique and special value and that Executive will be entrusted with confidential and proprietary information concerning the Company and its Affiliates.  Executive further acknowledges that the Company and its Affiliates are engaged in highly competitive businesses and that the Company and its Affiliates expend substantial amounts of time, money and effort to develop trade secrets, business strategies, customer relationships employee relationships and goodwill.  Therefore, as an essential part of this Agreement, Executive agrees and covenants to comply with the following restrictive covenants.

11.1         Non-Competition.  During the term of Executive’s employment with the Company under this Agreement and thereafter during the one (l) year period following termination of employment, Executive will not provide services substantially similar to those Executive provides to the Company (whether as an employee, independent contractor, consultant, partner, director, shareholder, joint venture, investor or any other type of participant), or use or permit Executive’s name to be used in, any business conducted (or sought to be conducted by) any existing or planned U.S. certificated air carrier that derives (or seeks to derive) at least 33% of its revenues through a combination of (a) Commercial and Military Passenger and Cargo Charter, (b) ACMI Passenger and Cargo and (c) business on behalf of the U.S. Department of Defense.

Notwithstanding the provisions of Sections 11.1, hereof, the parties agree that Executive is not prohibited from owning for investment purposes securities of any public company provided:  (i) any increase in Executive’s ownership of such securities after the date hereof shall be subject to approval of the Board of Directors, which approval shall not be unreasonably withheld; and (ii) such ownership does not exceed three percent (3%) of any class of securities of such public company.

11.2         Non-Solicitation of Employees.  During the term of Executive’s employment under this Agreement and for a period of one (1) year immediately after the termination of such employment, Executive will not solicit, recruit, hire, employ or attempt to hire or employ or any person who is employed by the Company or urge, influence, induce or seek to induce any employee of the Company to terminate such employee’s relationship with the Company.

11.3         Non-Interference With Contractors and Vendors.  During the term of Executive’s employment under this Agreement and for a period of one (1) year immediately after the termination of such employment, Executive will not urge, induce or seek to induce the Company’s independent contractors, subcontractors, consultants, vendors, suppliers or lessors with whom he or she had material contact within two (2) years preceding his or her Date of Termination to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit, or in any manner modify any of such person’s or entity’s business with, or representation of, the Company.

11.4         Nondisparagement.  To the extent permitted by law, Executive shall not make, publish or state, or cause to be made, published or stated, any defamatory or disparaging statement, writing or communication pertaining to the character, reputation, business practices, competence or conduct of the Company, its subsidiaries, stockholders, directors, officers, employees, agents, representatives or successors.

11.5         Direct or Indirect Activities.  Executive acknowledges and agrees that the covenants contained in Sections 10 and 11 and prohibit Executive from engaging in certain activities directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, and regardless of the capacity in which Executive is acting, including without limitation as an employee, director, independent contractor, owner, partner, officer, agent, consultant, or advisor.

11.6         Survival of Restrictive Covenants.  Executive acknowledges and agrees that Executive’s obligations under Sections 10 and 11 of this Agreement shall survive the expiration or termination of this Agreement and the cessation of Executive’s employment with the Company for whatever reason.

11.7         Severability, Modification of Restrictions.  The covenants and restrictions in Sections 10 and 11 of this Agreement are separate and divisible, and to the extent any covenant, provision or portion of Sections 10 and 11 of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of Sections 10 and 11 of this Agreement.  If any particular covenant, provision or portion of Sections 10 and 11 is determined to be unreasonable or unenforceable for any reason, such covenant, provision or portion thereof shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The parties agree that any court interpreting any of the restrictions and covenants contained in Sections 10 and 11 of this Agreement shall, if necessary and permissible under applicable law, reform any such covenant to make it enforceable under applicable law.

12.           Remedies.  Executive recognizes that a breach or threatened breach by Executive of Sections 10 and 11 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury and, accordingly, Executive agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including without limitations, after reasonable notice and failure to cure, the cessation of payments and benefits under this Agreement and recovery of money damages.

13.           Indemnification.  The Company will indemnify Executive against all Liability and Expense that may be incurred by Executive in connection with or resulting from any claim as specified in Attachment B.

14.           Assignment.

14.1         Assignment by the Company.  The Company shall have the right to assign this Agreement, and this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization.

14.2         Non-Assignment by Executive.  The services to be provided by Executive to the Company hereunder are personal to Executive, and Executive’s duties may not be assigned by Executive.

15.           Notice.  Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

If to the Company:

Global Aero Logistics Inc.

101 World Drive

Peachtree City, GA 30269

Attention: General Counsel

If to Executive:

Charles P. McDonald

43 Creek Ridge Drive

LaGrange, GA 30240

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be delivered and effective one (1) day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective two (2) days after it is deposited with the postal authority.

16.           Miscellaneous.

16.1         Entire Agreement.  This Agreement, unless otherwise expressly stated herein, supersedes any prior employment agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

16.2         Modification.  This Agreement shall not be varied, altered, modified, canceled, changed, supplemented or in any way amended except by mutual agreement of the parties in a written instrument executed by the Executive and the Company.

16.3         Counterparts.  This Agreement may be executed in one (I) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.4         Tax Withholding.  The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

16.5         Contractual Rights to Benefits.  Nothing herein contained shall required or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

16.6         Employment Policies.  Executive agrees to abide by any employment rules or policies applicable to the Company’s employees generally that the Company currently has or may adopt, amend or implement from time to time during Executive’s employment under this Agreement to the extent consistent with the terms herein. In the event of any conflict between this Agreement and the Company’s policies, the Agreement will control.

16.7         No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at anyone or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

16.8         Section 409A Standards.  The Agreement and all forms of compensation and benefits to be provided under the Agreement shall be interpreted, applied, and affected in a manner consistent with the standards for nonqualified deferred compensation plans established by Internal Revenue Code Section 409A and its interpretive regulations (the “Section 409A Standards”).  The Company and the Executive mutually agree that if any payment or benefit due to the Executive under this Agreement is deemed to be subject to Section 409A of the Internal Revenue Code, the Company shall make such amendments to the Agreement as the Company, in its sole discretion, deems necessary to ensure that the Agreement and the compensation and benefits provided hereunder comply with, or are not subject to, Section 409A.  To the extent that any terms of the Agreement provide for payments that would subject Executive to gross income inclusion, interest, or additional tax pursuant to Internal Revenue Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

16.9         Governing Law; Choice of Forum.  To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary.  This Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Executive owes to the Company under the common law, including, but not limited to, the duty of loyalty.  The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Fayette County, Georgia, or in the United States District Court for Northern District of Georgia, Atlanta Division, and the parties hereby irrevocably consent and submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

16.10       Service Credit.  Executive will be given credit for his/her years of service with all predecessor employers for purposes of all benefit and seniority plans and programs of the Company,

IN WITNESS WHEREOF, Global Aero Logistics Inc” and Executive have executed this Agreement, as of the Effective Date.

GLOBAL AERO LOGISTICS INC.		EXECUTIVE

By:	/s/ Robert R. Binns	/s/ Charles P. McDonald
Name: Robert R. Binns		Name: Charles P. McDonald
Title: Chief Executive Officer

ATTACHMENT A - DEFINED TERMS

In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)                                  “Affiliate” of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(b)                                 “Board of Directors” means the Board of Directors of Global Aero Logistics Inc.

(c)                                  “Cause” means the occurrence of one or more of the following events: (i) Executive’s gross neglect of Executive’s employment duties; (ii) Executive’s conviction of, pleading guilty to, or pleading nolo contendere or its equivalent to, a felony or any crime involving moral turpitude; (iii) Executive’s engaging in any illegal conduct or willful misconduct in the performance of Executive’s employment duties; (iv) Executive’s engaging in any fraudulent or tortuous conduct in Executive’s dealings with, or on behalf of, either the Company (or its Affiliates); (v) Executive’s failure or refusal to follow the lawful written instructions or directions of the officer to which Executive directly reports, the Chief Executive Officer, or the Board of Directors, if such failure or refusal continues for a period of seven (7) calendar days after the Board of Directors delivers to Executive a written notice stating the instructions which Executive has failed or refused to follow; (vi) Executive’s knowing breach of any of Executive’s material obligations under Section 10 or 11 of this Agreement; (vii) Executive’s misuse of alcohol or unlawful drugs which interferes materially with the adequate performance of Executive’s employment duties for the Company; or (viii) Executive’s material failure to comply with the provisions of Section 4 of this Agreement and failure to cure such noncompliance within thirty (30) days following notice from the Board of Directors to the Executive of such noncompliance.

(d)                                 “Change in Control” means and shall be deemed to have occurred upon the occurrence of anyone or more of the following:

(i)                                     consummation of a sale or other disposition of all or substantially all of the assets of Global Aero Logistics Inc. or of all of the issued and outstanding capital stock of Global Aero Logistics Inc.; or

(ii)                                  (ii) the acquisition by any individual, entity, or group (excluding any individual, entity or group which now has beneficial ownership of more than fifty percent (50%) of the outstanding equity interests of Global Aero Logistics Inc.) of beneficial ownership of more than fifty percent (50%) of the outstanding equity of interests of Global Aero Logistics Inc.; or

(iii)                               (iii) the acquisition by any individual, entity, or group (excluding MatlinPatterson) of a controlling interest (i.e. “golden share”) that would allow such individual, entity or group to exercise effective control of and/or veto power with respect to the Company; or

(iv)                              (iv) solely for purposes of triggering the period during which Executive may terminate this Agreement for “Good Reason” pursuant to Section 6.3, a merger, consolidation, acquisition or other business combination.

(e)                                  “Date of Termination” means (i) if Executive’s employment is terminated by death, the date of Executive’s death, (ii) if Executive’s employment is terminated by the Company for Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in the Notice of Termination, (iii) if Executive’s employment is terminated by the Company Without Cause, or by Executive for any reason, the date specified in the applicable Notice of Termination, (iv) if Executive’s employment is terminated by the Company due to Executive’s Disability, the effective date of termination specified in the applicable Notice of Termination which is no earlier than six (6) month’s after the date the Company determines the Executive to be subject to a Disability, and (v) if Executive’s employment is terminated by the Executive with or without Good Reason the effective date of termination specified in the applicable Notice of Termination which shall no earlier than fifteen (15) days after the date on which the Notice of Termination is given.

(f)                                    “Disability” means either (i) when Executive is deemed disabled in accordance with the long-term disability insurance policy or plan, if any, of the Company in effect at the time of the illness or injury causing the disability and under which Executive is insured, or if no such policy or plan is in effect, (ii) the inability of Executive, because of injury, illness, disease or bodily or mental infirmity as determined by a physician reasonably acceptable to the Company, to perform the essential functions of Executive’s job (with or without reasonable accommodation) for more than one hundred eighty (180) days during any period of twelve (12) consecutive months.

(g)                                 “Good Reason” means:

(i)                                     the occurrence, without Executive’s consent, of any of the following events:

i.                                          material reduction in the nature or scope of Executive’s authority or duties from those contemplated by this Agreement; or

ii.                                       a material decrease in Executive’s compensation (except as provided for in Section 5.9 of this Agreement); or

iii.                                    the relocation of the Company’s principal office, or the relocation of the Executive’s own office location (as assigned to Executive by the Company) to a location more than fifty (50) miles from the current Peachtree City, Georgia location.

(ii)                                  that Executive shall have given the Company written notice of the event or events constituting Good Reason within thirty (30) days following the occurrence of the event(s) (or if later the Executive’s knowledge of occurrence of the event(s));

(iii)                               that the Company shall have failed to cure such event or events within thirty (30) business days after receipt of such notice; and

(iv)                              that Executive’s employment terminates within thirty (30) business days after such failure to cure.

(h)                                 “Notice of Termination” means a written notice that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company, stating the proposed effective date of the termination and, if applicable, setting forth in reasonable detail the circumstance claimed to provide the basis for the termination.

(i)                                     “Separation from Service” means either that (i) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(j)                                     “Without Cause” means a termination of Executive’s employment by the Company other than for Cause.  For purposes of clarification, a termination of the Executive’s employment due to death or Disability will not be considered a termination of employment by the Company Without Cause.

ATTACHMENT B - INDEMNIFICATION

1.             The Company shall indemnify Executive against all Liability and Expense that may be incurred by Executive in connection with or resulting from any Claim to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), or otherwise consistent with the public policy of the State of Delaware.

2.             In furtherance of the foregoing, and not by way of limitation, Executive shall be indemnified by the Company against all Liability and reasonable Expense that may be incurred by Executive in connection with or resulting form any Claim, (a) if Executive is Wholly Successful with respect to the Claim, or (b) if not Wholly Successful, then if Executive is determined, as provided in either Paragraph 6 or 7 below, to have acted in good faith, in what Executive reasonably believed to be the best interests of the Company or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that Executive’s conduct was lawful or had no reasonable cause to believe that Executive’s conduct was unlawful.  The termination of any Claim, by judgment, order, settlement (whether with our without court approval), or conviction or upon a pleas of guilty or of nolo contendere, or its equivalent, shall not create a presumption that Executive did not meet the standards of conduct set forth in clause (b) of this Paragraph 2.

3.             The term “Claim” as used in this Attachment B shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of either of the Company or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which Executive may become involved, as a party or otherwise:

(a)                                  by reason of Executive’s being or having been an officer or employee of the Company, or

(b)                                 by reason of any action taken or not taken by Executive in Executive’s capacity as an officer or employee of either of the Company, whether or not Executive continued in such capacity at the time such Liability or Expense shall have been incurred.

4.             The terms “Liability” and “Expense” as used in this Attachment B shall include, but shall not be limited to, counsel fees and disbursement and other amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefits plan), and amounts paid in settlement by or on behalf of Executive.

5.             The term “Wholly Successful” as used in this Attachment B shall mean (1) termination of any Claim, whether on the merits or otherwise, against Executive in question without any finding of liability or guilt against him, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

6.             If Executive is claiming indemnification hereunder (other than if Executive has been Wholly Successful with respect to any Claim), Executive shall be entitled to indemnification (a) if special independent legal counsel, which may be regular counsel of the Company, or other disinterested person or persons, in either case selected by the Board of Directors (such counselor persons hereinafter called the “Referee”), shall deliver to the Company a written finding that Executive has met the standards of conduct set forth in Paragraph 2(b) above, and (b) if the Board of Directors, acting upon such written finding, so determines.  The Board of Directors, if Executive is found to be entitled to indemnification pursuant to the preceding sentence, shall also determine the reasonableness of Executive’s Expenses.  Executive, if requested, shall appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which Executive relies for indemnification.  The Company, at the request of the Referee, shall make available facts, opinions, or other evidence in any way relevant to the Referee’s findings that are within the possession or control of the Company.

7.             If Executive is claiming indemnification pursuant to Paragraph 6 above and if the Board of Directors fails to select a Referee within a reasonable amount of time following a written request of Executive for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Paragraph 6 above within a reasonable amount of time following the selection of a Referee, Executive may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against Executive.  On receipt of an application, the court, after giving notice to the Company and giving the Company opportunity to present to the court any information or evidence relating to the claim for indemnification that the Company deems appropriate, may order indemnification if it determines that Executive is entitle to indemnification with respect to the Claim because Executive met the standards of conduct set forth in Paragraph 2(b) above.  If the court determines that Executive is entitled to indemnification, the court shall also determine the reasonableness of Executive’s Expenses.

8.             Expenses incurred by Executive in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim promptly as they are incurred upon receipt of an undertaking by or on behalf of Executive to repay such amount if Executive is determined not to be entitled to indemnification.

9.             The rights of indemnification and advancement of Expenses provided in this Attachment B shall be in addition to any rights to which Executive may otherwise be entitled, provided that he Company shall not be obligated to make any payment in connection with a Claim to the extent Executive has received payment of such amount from another source, including without limitation any insurer.

10.           The provisions of this Attachment B shall be applicable to Claims made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after the date of this Agreement.

11.           If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Executive as to costs, charges and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by an applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.